Exhibit 99.4

BMS-RYZB BMS Employee Letter

Subject: Broadening our Oncology Capabilities with Acquisition of RayzeBio

To: Bristol Myers Squibb Employees

Date: December 26, 2023

Dear Colleagues,

We hope that you are reading this following a quiet and restful Shutdown Week. We are excited to share that today, December 26, 2023, we announced an agreement to acquire RayzeBio, a radiopharmaceutical therapeutics (RPT) company with an innovation-leading position in actinium-based RPTs and a pipeline of potentially first-in-class and best-in-class drug development programs. With this acquisition, we add RayzeBio’s pipeline and discovery, development and manufacturing capabilities to our increasingly diversified Oncology portfolio.

BMS has a long history of innovation leadership in oncology. Despite many therapeutic advances over the last decade, like immuno-oncology, many patients with solid tumor malignancies still need more effective treatment options. To address the needs of these patients, and continue to lead in oncology, we know we must expand our presence in priority disease areas while continuing to diversify targets and growth modalities to meaningfully improve patient outcomes. We expanded our oncology portfolio to include precision oncology and anti-drug conjugate programs earlier this year. Now, with this acquisition, we expand our portfolio to include RPTs as well.

RPTs are positioned to be an important next wave of innovation in oncology therapy. These medicines bind to tumor cells and deliver targeted radiation to induce cancer cell death. While RayzeBio is at the forefront of pioneering the application of this novel modality, we believe RayzeBio can benefit from our expertise in discovering, developing, commercializing and manufacturing treatments on a global scale.

RYZ101, RayzeBio’s lead asset, utilizes a highly potent alpha particle radioisotope, actinium-225, for the treatment of gastroenteropancreatic neuroendocrine tumors. This treatment is currently the first of its kind in a Phase 3 clinical trial and has the possibility for stronger efficacy and more targeted delivery. RayzeBio previously reported the interim results of the Phase 1b portion of the ACTION-1 clinical trial, suggesting encouraging efficacy and tolerability.

RayzeBio’s portfolio also includes RYZ801, a novel proprietary peptide targeting glypican-3 (GPC3) for delivery of actinium-based radioactivity for the treatment of hepatocellular carcinoma (HCC), and multiple first-in-class preclinical assets to treat solid tumors. The pipeline also includes an asset targeting CA9, which is expressed in renal cell cancer and is currently in IND-enabling studies. We believe these assets will enhance our increasingly diversified oncology portfolio and strengthen our growth opportunities in the back half of the decade and beyond.

We look forward to welcoming the RayzeBio team to BMS and together advancing our mission to improve the lives of patients with solid tumors. Until the transaction closes, which we expect to occur in the first half of 2024, BMS and RayzeBio will continue to operate as separate and independent companies.

We would like to thank the cross-functional deal team that worked diligently to bring this deal to fruition.

With the recent announcements of the Mirati and Systimmune transactions, along with this agreement to acquire RayzeBio, we are making great progress in continuing to diversify our oncology portfolio. With our expertise in development, this breadth of modalities will get more medicines into the hands of more patients long into the next decade. This is an exciting time at BMS, and it is because of your dedication that we have been able to make these recently announced strategic transactions. As always, thank you for your hard work on behalf of the customers and patients we serve, and for those celebrating, please enjoy the holiday season. We look forward to seeing you all refreshed in the New Year.

Best regards,

David Elkins

Executive Vice President and Chief Financial Officer

Samit Hirawat

Executive Vice President, Chief Medical Officer, Drug Development

Robert Plenge

Executive Vice President, Chief Research Officer, Head of Research

Karin Shanahan

Executive Vice President, Global Product Development & Supply

Additional Information about the Tender Offer and Where to Find It

The tender offer described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of RayzeBio or any other securities, nor is it a substitute for the tender offer materials that Bristol Myers Squibb and an acquisition vehicle to be formed by Bristol Myers Squibb promptly following execution of the merger agreement (“Merger Sub”) will file with the U.S. Securities and Exchange Commission (“SEC”). At the time the tender offer is commenced, Bristol Myers Squibb will cause Merger Sub to file a tender offer statement on Schedule TO and RayzeBio will file a recommendation statement on Schedule 14D-9. The offer to purchase shares of RayzeBio common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. RAYZEBIO’S STOCKHOLDERS AND INVESTORS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS) AND THE RELATED SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 TO BE FILED BY RAYZEBIO WITH THE SEC, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE CONSIDERED BY RAYZEBIO’S INVESTORS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. RAYZEBIO’S STOCKHOLDERS AND INVESTORS ARE ALSO URGED TO READ ANY OTHER DOCUMENTS FILED BY EACH OF BRISTOL MYERS SQUIBB AND RAYZEBIO WITH THE SEC IN CONNECTION WITH THE PROPOSED ACQUISITION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION AND THE PARTIES TO THE PROPOSED ACQUISITION. Investors and security holders will be able to obtain a free copy of these tender offer materials and such other documents containing important information about Bristol Myers Squibb and RayzeBio, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov, or by directing a request for such materials to the information agent for the offer, which will be named in the tender offer materials. Bristol Myers Squibb and RayzeBio make available free of charge at Bristol Myers Squibb’s website at www.bms.com/investors and RayzeBio’s website at investors.rayzebio.com, respectively, copies of materials they file with, or furnish to, the SEC.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” regarding, among other things, the proposed acquisition of RayzeBio by Bristol Myers Squibb, the expected timetable for completing the transaction, future opportunities for the combined businesses, the expected benefits of Bristol Myers Squibb’s acquisition of RayzeBio and the development and commercialization of RayzeBio’s product candidates, including the therapeutic and commercial potential of RYZ101 and RayzeBio’s other technologies and products in development. These statements may be identified by the fact they use words such as “should,” “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance, although not all forward-looking statements contain such terms. All statements that are not statements of historical facts are, or may be deemed to be, forward-looking statements. These statements are only predictions, and such forward-looking statements are based on current expectations and involve inherent risks, assumptions and uncertainties, including internal or external factors that could delay, divert or change any of them, that are difficult to predict, may be beyond our control and could cause actual outcomes and results to differ materially from those expressed in, or implied by, the forward-looking statements. Actual results may differ materially because of numerous risks and uncertainties including with respect to (i) the timing of the tender offer and subsequent merger, (ii) the number of shares of RayzeBio common stock that will be tendered in the tender offer, (iii) the risk that the expected benefits or synergies of the acquisition will not be realized, (iv) the risk that legal proceedings may be instituted related to the merger agreement, (v) any competing offers or acquisition proposals for RayzeBio, (vi) the possibility that various conditions to the consummation of the tender offer or the acquisition may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the offer or the acquisition and (vii) unanticipated difficulties or expenditures relating to the proposed acquisition, including the response of business partners and competitors to the announcement of the proposed acquisition or difficulties in employee retention as a result of the announcement and pendency of the proposed acquisition. The actual financial impact of this transaction may differ from the expected financial impact described in this press release. In addition, the compounds described in this press release are subject to all the risks inherent in the drug development process, and there can be no assurance that the development of these compounds will be commercially successful. No forward-looking statement can be guaranteed. Forward-looking statements in this press release should be evaluated together with the many risks and uncertainties that affect Bristol Myers Squibb’s business and market, particularly those identified in the cautionary statement and risk factors discussion in Bristol Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2022, and its subsequent Quarterly Reports on Form 10-Q, and RayzeBio’s business, particularly those identified in the risk factors discussion in RayzeBio’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, as well as other documents that may be filed by Bristol Myers Squibb or RayzeBio from time to time with the SEC. Neither Bristol Myers Squibb nor RayzeBio undertakes any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. The forward-looking statements made in this press release relate only to events as of the date on which the statements are made and readers are cautioned not to place undue reliance on such statements.